Exhibit (c)(ii)

1 DRAFT – CONFIDENTIAL PREPARED JULY 2022 FOR: Prepared April 2024 for: Project Northern Lights Presentation prepared for the Transaction Committee of the Board of Directors August 12, 2024

2 DRAFT – CONFIDENTIAL • Mirus Securities, Inc. (“ Mirus ”) has relied upon and assumed the accuracy and completeness of all information that was publicly available or provided to us by the Company, and has not independently verified such information. • Mirus has not conducted any valuation or appraisal of any assets or liabilities. • We have assumed that financial analyses and forecasts have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations of the Company. • We are not legal, regulatory or tax experts and have relied on the assessments made by the Company and its advisors with respect to such issues. • Our opinion is based on economic, market and other conditions as in effect on, and the information made available to us as of , the date of this Presentation. • We have not acted as financial advisor to the Company with respect to the proposed Transaction, and we will not receive any compensation that is contingent upon the successful completion of the Transaction. Mirus has provided advisory services to the Transaction Committee of the Board of Directors related our opinion work, including a review and analysis of precedent transactions, advice with respect to cash - out value for fractional shares resulting from the reverse stock split, support with analyzing the Company’s shareholder data to confirm the appropriate range of reverse stock split ratios for the Transaction ( in collaboration with the Company and its other advisors), and providing a draft of the summary of our analysis. The Company ha s agreed to indemnify us for certain liabilities arising out of our engagement, including liabilities arising under the Federal se curities laws. • This Presentation is not intended to represent an opinion, but rather to serve as discussion materials for the Committee to r evi ew and as a basis upon which Mirus may render an opinion. This Presentation does not address the underlying business decision by the Company to pursue, consider or approve a transaction involving the Company, and this Presentation does not constitute a recommendation to the Company, the Committee, or any other person or entity as to any specific action that should be taken (o r omitted to be taken) in connection with a transaction involving the Company or as to any strategic or financial alternatives to a proposed transaction or the timing thereof. • Please see our Fairness Opinion for additional disclaimers and limitations. Disclaimer and limiting factors

3 DRAFT – CONFIDENTIAL Agenda • Engagement overview • Northern Lights financial overview • Valuation analyses

ENGAGEMENT OVERVIEW

5 DRAFT – CONFIDENTIAL • The Board of Northern Lights (the “Company”, or “Northern Lights”) is considering executing a reverse stock split, to be foll owe d by a reciprocal forward stock split (the “Stock Splits”). The Company does not intend to issue any fractional shares in the Stock Spl its. In lieu of fractional shares, shareholders that own less shares than the reverse stock split ratio as of the record date would b e p aid a cash amount per share (the “Cash Payment”) and no longer be shareholders of the Company. Shareholders owning at least as many shares as the reverse stock split ratio would not be entitled to receive any cash for resulting fractional shares, if any. Ra the r, they would end up with the same number of shares as immediately preceding the Stock Splits. The Company is considering a range of reverse split ratios (including but not necessarily limited to 1 - for - 4,000, 1 - for - 5,000, and 1 - for - 6,000) and a Cash Payment of $2.35 per share. • The intent of the Stock Splits and Cash Payments would be to reduce the number of shareholders to fewer than 300, which, subj ect to additional documentation and procedures, would make the Company eligible to file a Form 15 with the SEC and terminate its registration obligations under the Exchange Act of 1934, as amended (in conjunction with the Stock Splits and Cash Payments, the “Transaction”). • Northern Lights is considering the Transaction due to the significant costs and expenses associated with being a reporting co mpa ny. • Mirus has been engaged to provide a written opinion (the “Opinion”) to the Transaction Committee. The Opinion will be as to the fairness, from a financial point of view, of the Transaction to the common shareholders of the Company excluding affiliated shareholders including Independent Director Peter Kamin and entities affiliated with him. • The Opinion was approved and authorized for issuance by Mirus’s Fairness Opinion Committee. Transaction and engagement overview

NORTHERN LIGHTS FINANCIAL OVERVIEW

7 DRAFT – CONFIDENTIAL Forecast Historical and projected income Source: Company filings and documents. 1) Net income (loss) as reported in company filings. 2) EBITDA calculated as gross profit less operating expenses, plus depreciation and amortization. Inclusive of stock - based compensa tion expense. Excludes any potential savings as a result of “going dark.” Historical financials TTM Mar 31, Year ending Dec 31, 2024 2023 2022 2021 2020 $'000s 21,596 22,098 25,240 24,909 21,360 Revenues 13,266 13,685 15,949 14,645 16,474 Cost of revenues 8,330 8,413 9,291 10,264 4,886 Gross profit 38.6% 38.1% 36.8% 41.2% 22.9% Gross profit margin % Operating expenses 7,334 7,192 5,857 6,126 6,095 General and administrative 2,901 2,998 3,191 2,799 3,577 Marketing and selling 1,055 1,144 1,326 1,130 1,280 Research and development 11,290 11,334 10,374 10,055 10,952 Total operating expenses (2,960) (2,921) (1,083) 209 (6,066) Operating income (loss) Other income (expense) - - - 2,181 - Gain on forgiveness of PPP loan (509) (507) - (3,150) - Settlements (8) (10) 43 (61) (140) Other income (expense) (517) (517) 43 (1,030) (140) Total other income (expense) (3,477) (3,438) (1,040) (821) (6,206) Net loss before tax 981 716 44 (156) (2,347) Provision for (benefit from) income tax (4,458) (4,154) (1,084) (665) (3,859) Net income (loss) 1 1,573 1,731 2,367 2,784 2,691 Depreciation & amortization (1,387) (1,190) 1,284 2,993 (3,375) EBITDA 2 - 6% - 5% 5% 12% - 16% EBITDA Margin % 21.4 24.9 25.2 22.1 21.0 21.6 23.6 (3.4) 3.0 1.3 (1.2) 0.3 0.8 1.3 (5.0) - 5.0 10.0 15.0 20.0 25.0 30.0 2020 2021 2022 2023 2024F 2025F 2026F Revenue and EBITDA (2022A - 2026F) 2 Revenue Unadjusted EBITDA

Historical balance sheets

$'000s	Year ending Dec 31, 2021	2022	2023	Mar 31, 2024
Assets				
Cash and equivalents	1,992	4,750	1,964	1,421
Accounts receivable, net	4,116	3,739	3,687	3,883
Prepaid expenses and other current assets	1,499	1,136	1,136	870
Income tax receivable	2,678	339	18	13
Total Current Assets	10,285	9,964	6,805	6,187
Property and equipment				
Computer software	4,521	4,648	4,774	
Office furniture and equipment	2,195	2,247	2,253	
Laboratory equipment	16,005	16,013	16,038	
Leasehold improvements	3,629	3,629	3,629	
Accumulated depreciation	(19,659)	(21,964)	(23,633)	
Net property and equipment	6,691	4,573	3,061	2,759
Other assets	864	823	632	608
Deferred tax asset	160	691	-	-
Operating lease right-of-use assets	3,552	2,681	1,828	1,598
Total Assets	**21,552**	**18,732**	**12,326**	**11,152**

$'000s	Year ending Dec 31, 2021	2022	2023	Mar 31, 2024
Liabilities				
Accounts payable	994	448	752	1,131
Accrued expenses	3,188	3,939	2,604	1,780
Current portion of debt	664	294	305	230
Current portion of operating lease liabilities	984	1,037	1,048	1,043
Total current liabilities	5,830	5,718	4,709	4,184
Long-term debt	599	305	-	-
Long-term portion of operating lease liabilities	2,880	1,938	945	687
Total liabilities	9,309	7,961	5,654	4,871
Preferred-stock	-	-	-	-
Common stock	31	32	32	32
Additional paid-in capital	33,478	34,275	35,129	35,426
Treasury stock	(10,082)	(10,082)	(10,082)	(10,082)
Accumulated deficit	(9,550)	(11,820)	(16,773)	(17,461)
Accumulated other comprehensive loss	(1,634)	(1,634)	(1,634)	(1,634)
Total equity	12,243	10,771	6,672	6,281
Total liabilities & shareholders' equity	**21,552**	**18,732**	**12,326**	**11,152**

Capitalization ('000s)	
Shares outstanding (as of May 10, 2024)	5,806
Market capitalization (at $1.65/share as of August 9, 2024)	**$9,579**
Plus: total debt (May 31, 2024)	$1,004
Less: cash (May 31, 2024)	($1,815)
Enterprise value	**$8,768**

Source: Company filings and documents.

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Summary of shareholders

AS OF AUGUST 9, 2024 AND ESTIMATED PRO FORMA

The Company is considering a range of reverse split ratios. The pro forma shareholding below reflect an illustrative 1-for-5,000 reverse split ratio, followed by a reciprocal forward stock split. Cash out and incremental $500,000 investment at $2.35 per share to be funded by Independent Director Peter Kamin and entities affiliated with him.

	Current		Pro forma estimate			
Name	**Shares pre-transaction**	**% of common outstanding**	**Change (reverse split)[3]**	**Change (financing)[4]**	**Shares post-transaction**	**% post-transaction**
Insiders						
Kamin, Peter H. (Independent Director)	647,737	11.2% (1)		1,425,745	2,073,482	34.5%
Weinert, Fred J. (Former Lead Independent Director)	260,064	4.5%			260,064	4.3%
Kubacki, Raymond C. (Former Chairman, CEO & President)	246,737	4.2%			246,737	4.1%
Nevin, Darius G. (Independent Chairman)	29,681	0.5%			29,681	0.5%
Schaffer Ph.D., Michael I. (Former Vice President of Laboratory Operations)	26,989	0.5%			26,989	0.4%
Davis, Robyn C. (Independent Director)	25,000	0.4%			25,000	0.4%
Reynolds, Andrew M. (Independent Director)	14,000	0.2%			14,000	0.2%
Total insider holdings	**1,250,208**	**21.5%**	**-**	**1,425,745**	**2,675,953**	**44.5%**
Institutions >0.75% of outstanding						
Powell Anderson Capital Partners	323,500	5.6% (2)			323,500	5.4%
22NW, LP	274,418	4.7%			274,418	4.6%
Renaissance Technologies LLC	259,863	4.5%			259,863	4.3%
The Vanguard Group, Inc.	251,283	4.3%			251,283	4.2%
RBF Capital LLC	142,142	2.4%			142,142	2.4%
BlackRock, Inc. (NYSE:BLK)	76,748	1.3%			76,748	1.3%
Wedbush Asset Management, LLC	50,341	0.9%			50,341	0.8%
Institutions and individuals >0.75% of outsanding	**1,378,295**	**23.7%**	**-**	**-**	**1,378,295**	**22.9%**
All other holdings	**3,177,108**	**54.7%**	**(1,212,979)**	**-**	**1,964,129**	**32.6%**
Total shares outstanding[3]	**5,805,611**	**100.0%**	**(1,212,979)**	**1,425,745**	**6,018,377**	**100.0%**
Shareholders (estimate)[3]	**7,700**		**(7,560)**	**-**	**140**	

Source: shareholdings per Company documents, filings, and Capital IQ as of August 9, 2024. Does not include stock options and stock unit awards, which are all presently anti-dilutive per Company documents and filings. Total shares outstanding as of May 10, 2024 per Company filings.
1) Includes 44,980 shares held by 3K Limited Partnership, of which Peter Kamin is founder and Managing Partner.
2) Includes 11,301 shares held by R. Adam Lindsay, Managing Member of Powell Anderson.
3) Estimated based on Company documents, shareholder reports, and illustrative 1-for-5,000 reverse split.
4) Assumes investment amount equal to cash out price plus $500,000 incremental equity investment at $2.35 per share.

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VALUATION ANALYSES

11 DRAFT – CONFIDENTIAL Confidential Valuation methods considered • Historical valuation approach: Mirus reviewed Northern Lights’ historical common equity trading prices and volumes, and historical enterprise value/revenue multiples. Due to Northern Lights’ recent low or negative EBITDA margins, EV/EBITDA multi ple s were reviewed but not utilized in Mirus’s analyses • Public companies approach: Mirus reviewed select public companies and their implied valuation multiples • Transactions approach: Mirus reviewed select merger and acquisition transactions and their implied valuation multiples • Premia paid approach: Mirus reviewed the implied premia paid in recent M&A transactions and “going dark” reverse stock split transactions • Discounted cash flow approach: Mirus conducted a DCF analysis utilizing the forecast developed by management • Leveraged buyouts approach: Mirus conducted a buyout analysis utilizing the forecast developed by management, assuming modest incremental leverage and adjustments for estimated costs incurred as a public company and transaction costs

12 DRAFT – CONFIDENTIAL $- $1.00 $2.00 $3.00 $4.00 $5.00 $6.00 $7.00 0 20,000 40,000 60,000 80,000 100,000 120,000 140,000 August 2022 August 2023 August 2024 Trading volumes and share price Volume (shares) Close Price Confidential TRAILING 2 YEARS AND TTM SUMMARY STATISTICS Historical valuation: stock price and volumes Source: Capital IQ as of August 9, 2024. 1) Volume bucketed by daily VWAP (volume weighted average price). 2) Trailing volume weighted average price. August 10, 2023 - August 9, 2024 $ 5.04 Intraday high: $ 1.63 Intraday low: $ 5.00 High close: $ 1.64 Low close: $ 3.16 Volume weighted average price 1 : $ 1.65 Last close price: - 67% % off TTM high: +1% % off TTM low: % of Total Estimated volume 1 Price Range 2% 53,780 < $2.00 20% 592,330 $2.01 - $2.50 29% 835,620 $2.51 - $3.00 19% 542,560 $3.01 - $3.50 16% 467,390 $3.51 - $4.00 4% 114,600 $4.01 - $4.50 11% 309,060 > $4.51 100% 2,915,340 Total 12 mo. 2 : $3.16 3 mo. 2 : $2.26 1 mo. 2 : $2.06

13 DRAFT – CONFIDENTIAL $1.60 $1.80 $2.00 $2.20 $2.40 $2.60 $2.80 0 5,000 10,000 15,000 20,000 25,000 30,000 May 2024 June 2024 July 2024 August 2024 Trading volumes and share price Volume (shares) Close Price Confidential TRAILING 3 MONTHS AND SUMMARY STATISTICS Historical valuation: stock price and volumes Source: Capital IQ as of August 9, 2024. Note: no trading activity on May 13, 2024. 1) Volume bucketed by daily VWAP (volume weighted average price). 2) Trailing volume weighted average price. May 10, 2024 - August 9, 2024 $ 2.69 Intraday high: $ 1.63 Intraday low: $ 2.69 High close: $ 1.64 Low close: $ 2.26 Volume weighted average price 1 : $ 1.65 Last close price: - 39% % off 3mo. high: +1% % off 3mo. low: % of Total Estimated volume 1 Price Range 11% 38,800 < $1.80 4% 14,980 $1.81 - $2.00 17% 58,640 $2.01 - $2.20 32% 112,630 $2.21 - $2.40 31% 108,320 $2.41 - $2.60 5% 17,950 $2.61 - $2.80 100% 351,320 Total

14 DRAFT – CONFIDENTIAL Confidential TRAILING 2 YEARS AND SUMMARY STATISTICS Historical valuation: enterprise value/TTM revenue Source: Capital IQ as of August 9, 2024. 1) Enterprise Value (EV) calculated as Market Capitalization plus Net Debt. For each data point, Market Capitalization calculated daily, and the Debt values are bas ed on each day’s most recent public financial filings, not taking into account delay in financial reporting. For example, January 2024 EV is c alc ulated as daily Market Capitalization, plus Net Debt as of December 31, 2023 (FY 2023 10 - K filed on March 28, 2024). TTM Revenue ($M) EV/Revenue $21.6 0.4x Aug 09, 2024 $23.6 1.1x Aug 09, 2023 $26.1 1.4x Aug 10, 2022 0.4x Low 0.9x Median 1.4x High 0 5 10 15 20 25 30 0.00x 0.25x 0.50x 0.75x 1.00x 1.25x 1.50x August 2022 August 2023 August 2024 ($M) EV/TTM revenue and TTM revenue EV/TTM Revenue TTM Revenue

15 DRAFT – CONFIDENTIAL Confidential Historical valuation: summary High 3rd Quartile VWAP 1 1st Quartile Low Northern Lights close prices $5.00 $3.16 $3.16 $2.43 $1.64 52 - Week Stock History $3.18 $2.93 $2.65 $2.33 $1.64 6 - Month Stock History $2.69 $2.43 $2.26 $2.27 $1.64 3 - Month Stock History $2.43 $2.33 $2.06 $2.03 $1.64 1 - Month Stock History $1.85 $1.81 $1.76 $1.65 $1.64 1 - Week Stock History August 9, 2024 High 3rd Quartile Mean Median 1st Quartile Low Northern Lights trailing 2 - year valuation multiples 0.4x 1.4x 1.1x 0.9x 0.9x 0.7x 0.4x EV/TTM Revenue 1) Source: Capital IQ. Volume weighted average price for periods estimated for based on daily volume weighted average price.

Selected comparable publicly traded companies

VALUATION METRICS

Company	Market Cap	Enterprise Value	TTM Revenue	TTM Revenue Growth	LTM EBITDA	EBITDA Margin	EV / LTM Revenue	EV / LTM EBITDA	TTM Revenue <$100M
Northern Lights	10	8	22	(12%)	(1)	(6%)	0.4x	NM	
Lab services									
Labcorp Holdings Inc.	19,014	23,994	12,488	5%	1,655	13%	1.9x	14.5x	
SGS SA	20,100	23,703	7,426	(0%)	1,268	17%	3.2x	18.7x	
Quest Diagnostics Incorporated	16,621	20,890	9,346	(1%)	1,813	19%	2.2x	11.5x	
Bureau Veritas SA	13,755	15,486	6,420	(1%)	1,175	18%	2.4x	13.2x	
Eurofins Scientific SE	11,048	14,235	7,204	1%	1,402	19%	2.0x	10.2x	
NeoGenomics, Inc.	2,121	2,273	628	14%	(14)	(2%)	3.6x	NM	
OPKO Health, Inc.	1,046	1,214	716	(17%)	(165)	(23%)	1.7x	NM	
Transcat, Inc.	1,061	1,042	266	12%	37	14%	3.9x	28.3x	
Mesa Laboratories, Inc.	647	829	224	2%	40	18%	3.7x	20.9x	
Specialty testing and diagnostics									
QuidelOrtho Corporation	2,798	5,255	2,835	(10%)	590	21%	1.9x	8.9x	
Neogen Corporation	3,640	4,358	924	12%	191	21%	4.7x	22.8x	
Guardant Health, Inc.	3,568	3,775	644	26%	(382)	(59%)	5.9x	NM	
Castle Biosciences, Inc.	744	495	288	72%	(3)	(1%)	1.7x	NM	
Quanterix Corporation	419	122	129	16%	(46)	(35%)	0.9x	NM	
OraSure Technologies, Inc.	315	48	274	(43%)	31	12%	0.2x	1.5x	
Other microcap diagnostics companies									
MDxHealth SA	71	97	75	65%	(19)	(26%)	1.3x	NM	Yes
Centogene N.V.	9	61	54	6%	(37)	(68%)	1.1x	NM	Yes
Interpace Biosciences, Inc.	7	58	42	12%	5	12%	1.4x	12.0x	Yes
Genetic Technologies Limited	4	1	7	(4%)	(7)	(96%)	0.2x	NM	Yes
Precipio, Inc.	8	7	16	62%	(5)	(34%)	0.5x	NM	Yes

	All public companies in set		Companies in set <$100M TTM revenue	
Low	0.2x	1.5x	0.2x	12.0x
1st Quartile	1.3x	10.8x		
Median	1.9x	13.2x	1.1x	12.0x
Mean	2.2x	14.8x	0.9x	12.0x
3rd Quartile	3.3x	19.8x		
High	5.9x	28.3x	1.4x	12.0x

Source: Capital IQ. Market Capitalization as of August 9, 2024. Figures in millions of dollars. Metrics as of each company's four most recently reported quarters. Northern Lights shown for reference, but not included in calculation of descriptive statistics.

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17 DRAFT – CONFIDENTIAL Confidential Selected comparable publicly traded companies IMPLIED NORTHERN LIGHTS VALUATION Source: Company filings and documents. 1) Public company multiples calculated on page 16 . Value Sample Calculation 0.2x Low EV/TTM revenue of public companies <$100M revenue A = $21.2 M Northern Lights’ TTM revenue (as of May 31, 2024) B = $3.9M Northern Lights’ implied enterprise value C = A x B = $1.8M Northern Lights’ cash balance (as of May 31, 2024) D = $1.0M Northern Lights’ debt balance (as of May 31, 2024) E = $4.7M Northern Lights’ implied equity value F = C + D – E 5.8M Northern Lights’ common equity shares outstanding (as of May 10, 2024) G = $0.80 Northern Lights’ implied price per s hare (as of August 9, 2024) H = F ÷ G High Mean Median Low Public company multiples 1 1.4x 0.9x 1.1x 0.2x EV/TTM revenue (<$100M TTM revenue) Implied price per share $5.26 $3.41 $4.29 $0.80 EV/TTM revenue (<$100M TTM revenue)

Selected comparable transactions

VALUATION METRICS

($ in millions) Target	Acquirer	Transaction closed date	Percent Sought	Implied Enterprise Value	Target's revenue[1]	Target's EBITDA[1]	EV / Revenue	EV / EBITDA	
LifeLabs	Quest Diagnostics, Inc.	Announced Jul 2024	100%	984	707	-	1.4x	NM	(2)
BioReference Health's laboratory testing business	Labcorp Holdings Inc.	Announced Mar 2024	100%	238	100	-	2.4x	NM	
Dr. Risch Shared Services Ag	Sonic Healthcare Limited	Announced Mar 2024	100%	139	118	-	1.1x	NM	(3)
Yourgene Health Plc	Novacyt UK Holdings Limited	Sep 2023	100%	41	38	(2)	1.1x	NM	
Chembio Diagnostics, Inc.	Biosynex SA	Apr 2023	100%	24	50	(16)	0.5x	NM	
Atlas Technical Consultants, Inc.	GI Manager L.P.	Apr 2023	100%	979	605	71	1.6x	13.9x	
Advanced Diagnostic Laboratory LLC	EKF Diagnostics Holdings plc.	Mar 2023	100%	2	3	-	0.5x	NM	
Covetrus, Inc.	Clayton, Dubilier & Rice, LLC; TPG Capital, L.P.	Oct 2022	76%	4,183	4,621	187	0.9x	22.4x	
HRL Holdings Limited	Australian Laboratory Services Pty. Ltd.	Aug 2022	100%	60	25	3	2.4x	17.8x	
Ortho Clinical Diagnostics Holdings plc	Quidel Corporation (nka:QuidelOrtho Corporation)	May 2022	100%	4,291	2,038	511	2.1x	8.4x	(4)
GeneDx, Inc.	Sema4 Holdings Corp. (nka:GeneDx Holdings Corp.)	Apr 2022	100%	322	117	-	2.8x	NM	(5)
Integrated Laboratory Systems, Inc.	Inotiv, Inc.	Jan 2022	100%	53	20	-	2.6x	NM	

	EV / Revenue	EV / EBITDA
Low	0.5x	8.4x
1st Quartile	1.0x	12.5x
Median	1.5x	15.8x
Mean	1.6x	15.6x
3rd Quartile	2.4x	18.9x
High	2.8x	22.4x

Source: Capital IQ, company filings and documents.

1) Target's revenue and EBITDA for the four most recent quarters before the transaction was announced, with exception of LifeLabs (revenue metric is a forward estimate).
2) Disclosed consideration of CAD 1.35 billion on estimated CAD 970 million forward twelve-month revenue as of July 3, 2024. USD equivalent of $986 million valuation and $708 million revenue as of August 9, 2024.
3) Disclosed consideration of CHF 33 million in shares and CHF 87 million cash. USD equivalent of $139 million as of August 9, 2024.
4) $4.29 billion consideration consisting of $1.75 billion cash, $2.50 billion of shares (25.055 million shares at closing date share price of $99.60 per share), and $0.05 billion replacement equity awards.
5) $322 million consideration at close consisting of $150 million cash and $172 million of shares (2.4 million shares at closing date share price of $70.95 per share). Up to $150 million of incremental consideration based on two revenue-based milestones, of which $37.5 million was ultimately earned.

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19 DRAFT – CONFIDENTIAL Confidential Selected comparable transactions IMPLIED NORTHERN LIGHTS VALUATION Value Sample Calculation 0.5x Low EV/TTM revenue of M&A transactions A = $21.2 M Northern Lights’ TTM revenue (as of May 31, 2024) B = $10.4M Northern Lights’ implied enterprise value C = A x B = $1.8M Northern Lights’ cash balance (as of May 31, 2024) D = $1.0M Northern Lights’ debt balance (as of May 31, 2024) E = $11.2M Northern Lights’ implied equity value F = C + D – E 5.8M Northern Lights’ common equity shares outstanding (as of May 10, 2024) G = $1.92 Northern Lights’ implied price per s hare (as of August 9, 2024) H = F ÷ G High 3rd Quartile Mean Median 1st Quartile Low Transaction multiples 2.8x 2.4x 1.6x 1.5x 1.0x 0.5x EV/TTM Revenue Implied price per share $10.24 $8.83 $6.06 $5.65 $3.94 $1.92 EV/TTM Revenue Source: Capital IQ and company filings and press releases. Excludes transaction costs.

Premia paid

STATISTICS AND IMPLIED NORTHERN LIGHTS VALUATION

Mirus reviewed 284 US-based mergers and acquisitions and going dark reverse stock split transactions closed between January 1, 2019 and August 9, 2024 with transaction value less than $250 million

- Excludes M&A transactions in which less than 75% of the business was acquired
- Excludes outliers with target stock premiums above 300% or below -20% vs. 1-month prior stock price
- Includes eight closed going dark reverse stock split transactions (see following page)

Premia paid statistics (%)	Low	1st Quartile	Median	Mean	3rd Quartile	High
1-day prior	(26.7%)	14.3%	36.0%	46.8%	63.3%	380.8%
1-week prior	(23.1%)	14.5%	38.1%	47.2%	68.0%	334.8%
1-month prior	(19.2%)	13.7%	38.7%	45.2%	66.8%	281.7%
Implied price per share						
1-day prior (vs. Aug 9, 2024, $1.65)	$1.21	$1.89	$2.24	$2.42	$2.69	$7.93
1-week prior (vs. Aug 2, 2024, $2.00)	$1.54	$2.29	$2.76	$2.94	$3.36	$8.70
1-month prior (vs. Jul 10, 2024, $2.43)	$1.96	$2.76	$3.37	$3.53	$4.05	$9.27

	Sample Calculation	Value
A =	1st quartile premia paid in M&A and going dark reverse stock split transactions relative to price week prior to announcement	14.5%
B =	Northern Lights' prior week stock price per share	$2.00
C = (1 + A) x B =	**Northern Lights' implied price per share in a transaction (as of August 9, 2024)**	**$2.29**

Source: Capital IQ and company filings and press releases. Excludes transaction costs.

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Premia paid

SELECT GOING DARK REVERSE STOCK SPLIT PRECEDENTS

	Date of cash out price announcement	Going dark reverse stock split cash out price	Close price and implied premium			Estimated shares cashed out	Estimated % of shares cashed out	Estimated cost[1]	Split ratio
			1-day prior	1-week prior	1-month prior				
Ashford	Apr 02, 2024	$5.00	$2.22 *125%*	$2.21 *126%*	$3.17 *58%*	1,100,000	32.0%	$5,500,000	1-for-10,000
Safeguard Scientifics	Oct 05, 2023	$1.65	$1.01 *63%*	$1.01 *63%*	$1.13 *46%*	4,305	0.0%	$7,103	1-for-100
A.M. Castle & Co.[2]	Oct 30, 2020	$0.70	$0.50 *40%*	$0.50 *40%*	$0.85 *-18%*	1,065	0.0%	$746	1-for-10
Reliv	Oct 19, 2020	$3.75	$3.81 *-2%*	$3.76 *0%*	$3.16 *19%*	672,491	38.5%	$2,521,841	1-for-2,000
Westell Technologies	Jul 10, 2020	$1.48	$0.87 *70%*	$0.79 *87%*	$0.83 *78%*	4,900,000	39.7%	$7,252,000	1-for-1,000
Harvest Oil & Gas Corp.	May 08, 2020	$22.08	$20.20 *9%*	$20.60 *7%*	$23.00 *-4%*	1,170	0.0%	$25,834	1-for-10
Parker Drilling	Sep 10, 2019	$30.00	$20.03 *50%*	$17.10 *75%*	$11.56 *160%*	59,329	0.4%	$1,779,870	1-for-50
Capstone Therapeutics	May 31, 2019	$0.025	$0.02 *25%*	$0.03 *-4%*	$0.03 *-7%*	379,000	0.7%	$9,475	1-for-1,000
Dynasil	May 02, 2019	$1.15	$1.09 *6%*	$1.11 *4%*	$1.13 *2%*	2,825,268	16.1%	$3,249,058	1-for-8,000

Source: Capital IQ, company filings and press releases.
1) Estimated shares cashed out multiplied by cash out price. Excludes advisory or other costs.
2) Historical price data adjusted for subsequent stock split.

21 Confidential

DRAFT – CONFIDENTIAL

MIRUS SECURITIES INC.

22 DRAFT – CONFIDENTIAL Confidential FORECAST AND IMPLIED NORTHERN LIGHTS VALUATION Discounted cash flow analysis • Mirus conducted a DCF analysis utilizing the forecast developed by management assuming Northern Lights continues as a reporting company (i.e. no cost savings associated with “going dark”) • A range of WACC’s were considered, based on the estimated cost of capital for Northern Lights • Mirus selected a terminal EV/EBITDA multiple range of 8 - 10x Source: Management forecast. Excludes transaction costs. Assumes June 30, 2024 valuation date. FY 2026 FY 2025 2H 2024 ($ millions) 23.60 21.61 10.71 Revenue 10.79 9.61 5.17 Gross profit 1.30 0.78 0.94 EBITDA Implied Northern Lights price per share Terminal EV/EBITDA multiple 1.67$ 8.0x 9.0x 10.0x Low High WACC 16.0% $1.71 $1.86 $2.02 $1.62 $2.02 17.5% $1.67 $1.81 $1.96 19.0% $1.62 $1.77 $1.91

23 DRAFT – CONFIDENTIAL Confidential ADJUSTED FORECAST AND IMPLIED NORTHERN LIGHTS VALUATION Leveraged buyout analysis • Mirus conducted a leveraged buyout analysis utilizing the forecast developed by management, including an adjustment for public company costs estimated by management and an estimate of transaction costs • A range of equity IRRs were considered, based on $2 million of pro forma debt • Mirus selected a terminal EV/EBITDA multiple range of 8 - 10x Source: Management forecast plus midpoint of management’s estimate of public company cost savings. Transaction costs included in price per share analysis, not EBITDA figures. Assumes June 30, 2024 valuation date. FY 2026 FY 2025 2H 2024 ($ millions) 23.60 21.61 10.71 Revenue 10.79 9.61 5.17 Gross profit 1.30 0.78 0.94 Unadjusted EBITDA 0.80 0.80 0.40 Plus: estimated public company cost savings 2.10 1.58 1.34 Adjusted EBITDA Implied Northern Lights price per share Terminal EV/EBITDA multiple 2.51$ 8.0x 9.0x 10.0x Low High Equity 20.0% $2.39 $2.62 $2.85 $2.20 $2.85 IRR 22.5% $2.29 $2.51 $2.73 25.0% $2.20 $2.41 $2.61

Summary range of price per share



Northern Lights 52-week trading range
Northern Lights 6-month trading range
Northern Lights 3-month trading range
Northern Lights 1-month trading range
Northern Lights 1-week Trading Range
Northern Lights 2-year historical EV/TTM revenue
Public comps EV/TTM revenue (<$100M TTM revenue)
Transaction comps EV/TTM revenue
Premia paid 1-day prior
Premia paid 1-week prior
Premia paid 30-days prior
Discounted cash flows
Leveraged buyout
N=5. Blue bar represents Low to Median
Gray bar represents Low to High
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1.00
2.00
3.00
4.00
5.00
6.00
Price per share ($)
$2.35 per share
Cash Payment



Legend (unless otherwise noted):
Low
1st Quartile
High

24 Confidential

DRAFT – CONFIDENTIAL

MIRUS SECURITIES INC.

25 DRAFT – CONFIDENTIAL Confidential Summary range of price per share 1) For trading range data points, median represents VWAP. High 3rd Quartile Median 1 1st Quartile Low $5.00 $3.16 $3.16 $2.43 $1.64 Northern Lights 52 - week trading range $3.18 $2.93 $2.65 $2.33 $1.64 Northern Lights 6 - month trading range $2.69 $2.43 $2.26 $2.27 $1.64 Northern Lights 3 - month trading range $2.43 $2.33 $2.06 $2.03 $1.64 Northern Lights 1 - month trading range $1.85 $1.81 $1.76 $1.65 $1.64 Northern Lights 1 - week trading range $5.40 $4.26 $3.58 $2.63 $1.55 Northern Lights 2 - year historical EV/TTM revenue $5.26 $4.29 $0.80 Public comps EV/TTM revenue (<$100M TTM revenue) $10.24 $8.83 $5.65 $3.94 $1.92 Transaction comps EV/TTM revenue $7.93 $2.69 $2.24 $1.89 $1.21 Premia paid 1 - day prior $8.70 $3.36 $2.76 $2.29 $1.54 Premia paid 1 - week prior $9.27 $4.05 $3.37 $2.76 $1.96 Premia paid 30 - days prior $2.02 $1.62 Discounted cash flows $2.85 $2.20 Leveraged buyout